Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Sensus Healthcare, Inc. on Amendment No. 4 to Form S-1 [FILE NO. 333-209451] of our report dated February 9, 2016, with respect to our audits of the financial statements as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

West Palm Beach, FL

May 19, 2016